UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 15, 2021
Date of Report (Date of earliest event reported)

SUMMER INFANT, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33346	20-1994619
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1275 PARK EAST DRIVE
WOONSOCKET, RHODE ISLAND 02895
(Address of Principal Executive Offices) (Zip Code)

(401) 671-6550
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SUMR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2021, Edmund J. Schwartz, Chief Financial Officer of Summer Infant, Inc (the “Company”), notified the Company’s Board of Directors (the “Board”) that he intends to retire from the Company effective March 31, 2021. Mr. Schwartz will remain in the position of Chief Financial Officer until March 19, 2021, when he will be succeeded by Bruce Meier as Interim Chief Financial Officer, and will continue to consult with the Company in support of the transition until March 31, 2021. On February 16, 2021, the Board approved the appointment of Mr. Meier as Interim CFO, effective March 19, 2021.

Mr. Meier, 53, is a financial professional with more than 20 years of diversified experience in the areas of financial management and performance improvement, organizational restructuring, cash management discipline, strategic planning and development and evaluation of business plans. Since 2014, Mr. Meier has been a managing director at Winter Harbor, LLC, a consulting firm specializing in turnaround and restructuring services, where he has provided interim management and advisory services to a variety of clients.

Since December 2019, Mr. Meier has worked as a business and financial advisor to the Company under its engagement of Winter Harbor. The Company engaged Winter Harbor in December 2019 pursuant to the terms of an engagement agreement between the Company and Winter Harbor (as amended, the “Letter Agreement”) to provide management and advisory services to the Company, including, subject to the Board’s prior approval, for Mr. Meier to serve in an executive role for the Company. Mr. Meier will not receive any compensation directly from the Company for acting as Interim CFO. Compensation for the services provided under the Letter Agreement were initially determined based on agreed-upon hourly rates, subject to a cap of $35,000 per week, and thereafter upon actual hours worked or such other mutually agreed upon fee structure, plus any out-of-pocket expenses. In February 2020, the Company and Winter Harbor entered into an amendment to the Letter Agreement that provides for compensation at a weekly rate of $40,000, which became effective on February 24, 2020. Under the Letter Agreement, the Company has also agreed to indemnify Winter Harbor, Mr. Noyes and other Winter Harbor personnel in connection with the engagement, subject to customary terms and conditions. Either party may terminate the Letter Agreement upon six months’ prior written notice. For the fiscal year ended January 2, 2021, the Company paid approximately $2,124,324 related to services provided under the Letter Agreement, including expenses and administrative fees. For the fiscal year ended December 28, 2019, the Company paid or accrued $76,194 related to services provided under the Letter Agreement, including expenses and administrative fees.

In addition, prior to entering into the Letter Agreement, in November 2019 in connection with the Company’s amendment to its credit facilities, the Company engaged Winter Harbor to provide financial advisory services (the “Advisor Agreement”) and paid a retainer of $25,000. Compensation under the Advisor Agreement is determined based on agreed-upon hourly rates for actual hours worked, plus any out-of-pocket expenses and a 1% administrative fee on the total amount of each invoice to cover administrative costs. For the fiscal year ended January 2, 2021, the Company had paid approximately $74,494 related to services provided under the Advisory Agreement, including expenses and administrative fees. For the fiscal year ended December 28, 2019, the Company paid or accrued $35,774 related to services provided under the Letter Agreement, including expenses and administrative fees. Fees for services under the Advisor Agreement engagement are separate from, and in addition to, fees paid under the Letter Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: February 17, 2021	By:	/s/ Edmund J. Schwartz
Edmund J. Schwartz
Chief Financial Officer